UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2006

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements of Certain Officers.

The executive officers of AmerisourceBergen Corporation (the “Registrant”) participate in the Registrant’s annual incentive plan (“AIP”), an annual cash bonus program. On November 8, 2006, the Compensation Committee of the Board of Directors approved the AIP performance criteria for the Registrant’s executive officers for fiscal year 2007.

In the case of the Registrant’s executive officers, the Registrant seeks to align AIP payments primarily with the achievement of measurable Registrant and/or business group financial performance criteria and secondarily with the achievement of non-financial, individual criteria. Consistent with the Registrant’s policies, financial performance criteria will be the primary determinant of each executive officer’s AIP eligibility for fiscal year 2007. The financial performance criteria include various combinations of the following for each executive officer: earnings per share and return on committed capital at the Registrant level and, to the extent applicable for the particular executive officer, earnings before interest and taxes and return on committed capital at the business group level. The AIP performance criteria for fiscal year 2007 also include certain non-financial, individual objectives in the case of each executive officer. The target incentive levels for the executive officers under the AIP for fiscal year 2007 range from 100% to 120% of base salary.

Item 8.01. Other Events.

On November 9, 2006, the Registrant issued a news release announcing a 100% increase in its quarterly dividend to $0.05 per share of common stock. The details of the dividend increase are set forth in the news release.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1    News Release dated November 9, 2006 regarding Dividend Increase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: November 14, 2006	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Executive Vice President and Chief Financial Officer